Exhibit 99.1


XEROX ANNOUNCES FIRST QUARTER EARNINGS;
OPERATIONAL IMPROVEMENTS EXCEED EXPECTATIONS
"Our first quarter results provide a solid foundation for Xerox's turnaround."


STAMFORD, Conn., April 19, 2001 -- Xerox Corporation (NYSE:XRX) today announced a first quarter operations loss of 12 cents per share, better than expectations. Including gains from asset sales and net restructuring charges, the company reported earnings of 19 cents per share.

 "Xerox's performance in the first quarter is evidence of significant cash and operational improvements as well as the effectiveness of our turnaround strategy," said Paul A. Allaire, Xerox chairman and chief executive officer. "Xerox people delivered on a commitment to improve results by winning customers' confidence and aggressively reducing costs. We are executing a successful turnaround that we expect will return Xerox to profitability this year."

 "Several of the issues negatively affecting performance in 2000 improved in the first quarter, including a strengthened North American sales force that captured significant customer wins and delivered profitable results," said Anne M. Mulcahy, president and chief operating officer. "Driven by revenue growth in North America and a stabilization in Europe, our first quarter results provide a solid foundation for Xerox's turnaround."

First quarter revenue was $4.2 billion, 8 percent lower than the first quarter of 2000. Pre-currency revenue declined 6 percent, significantly improving from a double- digit decline in the fourth quarter. Modest North American revenue growth was offset by a slight decline in Europe and a 20 percent decline in developing markets as the company reconfigures its operations in Latin America to prioritize cash and profitability. Gross margins in the first quarter stabilized from fourth quarter 2000 despite adverse performance in developing markets.

Black-and-white production revenues improved from recent trends. Color revenue in the first quarter grew 16 percent led by continued strong placements of the DocuColor 12 and 2000 families and Phaser color printers.

Recurring document outsourcing revenues were up 18 percent in the first quarter, reflecting continued growth and solidifying the company's leadership position in the document services market.

Xerox also reported progress in reducing its overall cost base.

 "With selling, general and administrative expenses down 5 percent and an unprecedented first quarter reduction in excess of $100 million in inventory, we are clearly benefiting from the aggressive attack on our cost base and focus on operational improvements," said Mulcahy. "We are ahead of schedule in implementing our cost-reduction plans and have taken actions that account for substantially more than half of our $1 billion year-end target, including the reduction of 4,300 jobs worldwide in the first quarter."

Research and development spending remained stable from the first quarter of 2000 as Xerox continued to invest in advanced product technologies and innovative document solutions. The company also recorded unhedged currency gains of 5 cents per share.

Xerox noted progress on all elements of its turnaround program, citing the recent $1.3 billion cash sale of half its stake in Fuji Xerox to Fuji Photo Film and the agreement with Resonia Leasing AB to provide equipment financing for Xerox's Nordic customers. Xerox is also selling its Nordic lease receivables to Resonia for approximately $370 million. As reported, after receiving $285 million from Resonia, the company's worldwide cash balance was
$3.1 billion, up from $1.7 billion from year-end 2000.   Xerox today also filed
a form 8-K with the Securities and Exchange Commission containing unaudited 2000 basic financial statements and other company information.

Looking forward, Allaire commented that the company expects an operations loss in the second quarter in line with first-quarter results. "Our expectation is to return Xerox to profitability in the second half and for the full year," said Allaire.

-XXX-

For additional information about The Document Company Xerox, please visit our Worldwide Web site at www.xerox.com/investor.

Note to Editors: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words "anticipate," "believe," "estimate," "expect," "intend," "will" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company's 8-K filed with the SEC on April 4, 2001.

XEROX(r), The Document Company(r) and the digital X(r) are trademarks of XEROX CORPORATION.

                            Xerox Corporation

                            Financial Summary

                                                            Three Months
                                                           Ended March 31,
                                                   -----------------------------
(in millions, except per-share data)                  2001       2000  %  Growth
--------------------------------------------------------------------------------
Revenues                                           $ 4,156    $ 4,504       (8%)

Net Income (Loss)

Income (Loss) before special items, extraordinary
  item & cumulative effect of change in accounting
  principle                                        $   (86)   $   220        *
Restructuring & Tektronix IPRD charges                 (71)      (463)       *
Gain on sale of half of interest in Fuji Xerox         300          -        *
                                                   -----------------------------
Income before extraordinary gain & cumulative
  effect of change in accounting principle             143       (243)       *
Extraordinary gain, net                                 17          -        *
Cumulative effect of change in accounting principle     (2)         -        *
                                                   -----------------------------
Net Income (Loss)                                  $   158    $  (243)       *
                                                   =============================


Diluted Earnings (Loss) per Share

Income (Loss) before special items, extraordinary
  item & cumulative effect of change in accounting
  principle                                        $  (.12)   $   .30        *
Restructuring & Tektronix IPRD charges                (.09)      (.68)       *
Gain on sale of half of interest in Fuji Xerox         .38          -        *
                                                   -----------------------------
Diluted Earnings (Loss) per share before
  extraordinary gain & cumulative effect of change
  in accounting principle                              .17       (.38)       *
Extraordinary gain, net                                .02          -        *
Cumulative effect of change in accounting principle      -          -        *
                                                   -----------------------------
Diluted Earnings (Loss) per share                  $   .19    $  (.38)       *
                                                   =============================


*Calculation not meaningful



                       Xerox Statements of Income
                      Three Months Ended March 31,

(in millions, except per-share data)
                                                2001        2000      %
Growth
Revenues1
  Sales                                        $ 2,027      $ 2,341  (13%)
  Service, outsourcing, financing and rentals    2,129        2,163   (2%)
  Total Revenues                                 4,156        4,504   (8%)
Costs and Expenses1
  Cost of sales                                  1,409        1,319    7%
  Cost of service, outsourcing,
   financing and rentals                         1,355        1,324    2%
  Inventory charges                                  -          119    *
  Research and development expenses                246          249   (1%)
  Selling, administrative and general expenses   1,150        1,231   (7%)
  Restructuring charge and asset impairments       105          506  (79%)
  Gain on sale of half of interest in Fuji Xerox  (769)           -    *
  Gain on affiliate's sale of stock                  -          (21)   *
  Tektronix in-process research
   and development costs                             -           27    *
  Other, net                                       136           99   37%
  Total Costs and Expenses                       3,632        4,853  (25%)
Income (Loss) before Income Taxes (Benefits),
Equity Income and Minorities' Interests            524         (349)   *
  Income taxes (benefits)                          376         (113)   *
  Equity in net income of unconsolidated
   affiliates                                        2            4  (50%)
  Minorities' interests in earnings
   of subsidiaries                                   7            11  (36%)
Net Income (Loss) before extraordinary
 gain and cumulative effect of change in
 accounting principle                              143          (243)  *
  Extraordinary gain on early extinguishment
   of debt (less income taxes of $11)               17             -   *
   Cumulative effect of change in accounting
   principle (less income tax benefit of $1)        (2)            -   *
Net Income (Loss)                                $ 158        $ (243)  *

Calculation of Earnings (Loss) Per Share

Net Income (Loss)                                $ 158          (243)  *

Basic Earnings (Loss) per Share
Preferred dividends, net of tax and other         (12)          (11)   9%
 Income (Loss) available for common             $ 146        $ (254)   *
Adjusted average shares outstanding             679.4          666.7
Basic  Earnings (Loss) per Share               $ 0.21        $ (0.38)  *

Diluted Earnings (Loss) per Share
ESOP expense adjustment, net of tax             $ (7)           $ -    *
Preferred dividends, net of tax and other          -            (11)   *
Interest on convertible debt, net of tax           -              -    *
 Income (Loss) available for common             $ 151        $ (254)   *
Adjusted average shares outstanding             781.2         666.7
Diluted Earnings (Loss) per Share              $ 0.19       $ (0.38)   *

*Calculation not meaningful

1 Revenues and costs and expenses have been restated as required by FASB EITF 2000-10 for 2000 to include shipping and handling charges billed to customers as revenues. These amounts were historically reported as a reduction of cost of goods sold.

                              Financial Review

Summary

Total first quarter 2001 revenues of $4.2 billion declined 8 percent (6 percent pre-currency) from $4.5 billion in the 2000 first quarter reflecting a significant improvement from the fourth quarter decline. U.S. direct sales force stability resulted in modest year over year revenue growth in North America for the first time in 6 quarters. Pre-currency revenues declined modestly in Europe. Pre-currency revenues in Developing Markets declined 20 percent as we reconfigure our Latin American operations to a new business approach prioritizing cash and profitable revenue.

First quarter 2001 net income was $158 million including a $300 million after tax gain related to the company's March 30, 2001 sale of half its stake in Fuji Xerox to Fuji Photo Film, an additional net after tax restructuring provision of $71 million associated with the company's previously announced Turnaround Program and a $17 million after tax gain on early retirement of debt. The first quarter 2000 net loss was $243 million including a $444 million after tax restructuring provision and a $19 million after tax in-process research and development charge associated with the January 1, 2000 acquisition of the Tektronix, Inc. Color Printing and Imaging Division (CPID). Excluding all special items, the first quarter 2001 loss was $86 million compared with net income of $220 million in the 2000 first quarter. The 2001 first quarter loss reflected the revenue decline as well as a significant gross margin decline partially offset by lower SAG expenses reflecting the initial benefits from our Turnaround Program.

Earnings per share was $0.19 in the 2001 first quarter including the $0.38 earnings per share gain from the Fuji Xerox sale, the $0.09 restructuring provision and the $0.02 gain from the early retirement of debt. The first quarter 2000 loss per share was $0.38 including charges of $0.68 for restructuring and acquired CPID in-process R&D. Excluding all special items, the first quarter 2001 loss per share was $0.12 compared with $0.30 earnings per share in the 2000 first quarter.

Liquidity

The company's worldwide cash balance at March 31, 2001 was $2.8 billion versus $1.7 billion at December 31, 2000. Total debt, net of cash on hand at March 31, 2001, was $14.8 billion, reflecting decreases of approximately $1.6 billion from December 31, 2000 and approximately $2.2 billion from September 30, 2000. The decreases largely reflect completed asset sales, plus a modest reduction due to foreign currency exchange rate changes and $122 million of debt exchanged for shares of common stock.

Inventory at March 31, 2001 declined approximately $800 million from the March 31, 2000 level and approximately $150 million from December 31, 2000. These declines largely reflect continued management actions to improve inventory turns. The management actions have been successful in breaking the historical pattern of inventory levels increasing in the first quarter of the year. First quarter 2001 days sales outstanding improved by approximately 10 days from the 2000 first quarter and represented a slight improvement versus the 2000 fourth quarter.

At March 31, 2001 the company had approximately $2.6 billion of debt obligations expected to be repaid during the remainder of 2001. Of this amount, approximately $1.3 billion, $0.3 billion, and $1.0 billion are expected to be due in the second, third and fourth quarters, respectively.

The company is implementing global initiatives to reduce costs, improve operations and sell certain assets that should positively affect our capital resources and liquidity position when completed. The company's objective is to fund the debt maturities in 2001 with cash on hand, operating cash flows, proceeds from asset sales and other liquidity and financing initiatives.

In January 2001 the company received $435 million in financing from GE
Capital secured by the Xerox portfolio of lease receivables in the U.K.   In
March 2001 the company completed the sale of one half of its interest in Fuji Xerox Co., Ltd. to Fuji Photo Film Co., Ltd. for approximately $1.3 billion. In April 2001 the company announced the sale of its lease portfolios in four European countries to Resonia Leasing AB for approximately $370 million as part of an agreement under which Resonia will provide on-going, exclusive equipment financing to Xerox customers in those countries. These transactions are part of our plan to transition customer equipment financing to third-party vendors.

A fuller discussion of the company's liquidity is included in the Form 8-K being filed today with the Securities and Exchange Commission.

Pre-Currency Growth

To understand the trends in the business, we believe that it is helpful to adjust revenue and expense growth (except for ratios) to exclude the impact of changes in the translation of European and Canadian currencies into U.S. dollars. We refer to this adjusted growth as "pre-currency growth."

A substantial portion of our consolidated revenues is derived from operations outside of the United States where the U.S. dollar is not the functional currency. When compared with the average of the major European and Canadian currencies on a revenue-weighted basis, the U.S. dollar was approximately 7 percent stronger in the 2001 first quarter than in the 2000 first quarter. As a result, currency translation had an unfavorable impact of approximately two percentage points on revenue growth.

Revenues

Total revenues declined 8 percent (6 percent pre-currency) in the 2001 first quarter from the 2000 first quarter significantly improving from the 15 percent (11 percent pre-currency) decline in the 2000 fourth quarter (excluding the beneficial impact of the 2000 CPID acquisition). Excluding our China operations which we sold to Fuji Xerox in December 2000, first quarter 2001 pre-currency revenues declined 5 percent.

Beginning this quarter we have changed our revenue reporting to the following segments: Production, Office, Small Office/Home Office and we will continue to separately disclose revenues in Developing Markets Operations.


Revenue By Segment

Revenues and year-over-year revenue growth rates by segment are as follows:

                                                             1Q 2001
                 Memo:  2000                2000               Post-      Pre-
          Pre-Currency Revenue Growth     Full Year          Currency   Currency
                   Q1   Q2   Q3   Q4   FY  Revenues  Revenues  Growth     Growth
Total Revenues      6%  (1)% (1)% (9)% (2)%  $18.6      $4.2     (8)%       (6)%

Production          1   (3)  (7) (13)  (6)     6.3       1.4     (5)        (3)
Office              4    5    5   (3)   2      6.8       1.7      -          2
Small Office /     35   (3)  (2)   1    6      0.6       0.1    (25)       (24)
Home Office
Developing Markets 15   (2)   2  (15)  (2)     2.6       0.5    (22)       (20)
Other Businesses    7   (9)  (1)  (4)  (2)     2.3       0.5    (19)       (16)

Memo: Color        64   60   74   54   62      2.8       0.7     14         16

Dollars are in billions. 2000 pre-currency revenue growth includes the beneficial impact of the January 1, 2000 acquisition of the Tektronix, Inc. Color Printing and Imaging Division.

Production revenues include DocuTech, Production Printing, color products for the production and graphic arts markets and light-lens copiers over 90 pages per minute for North America and Europe. First quarter 2001 revenues declined 5 percent (3 percent pre-currency), an improvement from recent trends. Strong growth in production color revenues, including the successful DocuColor 2000 series which began shipments in June, 2000 and the DocuColor 12, are not yet sufficient to offset monochrome revenue declines, particularly in light lens products. Pre-currency equipment sales declined 6 percent and post equipment install revenues declined one percent. The improved sales force productivity resulting from filled sales territories and the increasing average tenure of the sales force was somewhat offset by a weaker economic environment, increased competition and continued movement to distributed printing and electronic substitutes. Post equipment install revenues were also adversely affected by reduced equipment placements in earlier quarters. Production revenues represented 34 percent of first quarter 2001 revenues compared with 33 percent in the 2000 first quarter.

Office revenues include our family of Document Centre digital multi-function products; light-lens copiers under 90 pages per minute; and our color laser, solid ink and monochrome laser desktop printers, digital copiers and facsimile products sold through indirect sales channels for North America and Europe. First quarter 2001 revenues were essentially unchanged from the first quarter 2000 (grew 2 percent pre-currency). First quarter 2001 pre-currency black and white office revenues were essentially unchanged from the first quarter 2000. Black and white copying revenues grew in North America reflecting strong Document Centre departmental equipment sales growth including the Document Centre 480 which prints and copies at 75 pages per minute.
European monochrome copying revenue declined reflecting our decision to reduce our participation in very aggressively priced competitive customer bids and tenders as we reorient our focus from marketshare to profitable revenue. Monochrome laser printing revenues had excellent growth in the 2001 first quarter reflecting good equipment sales growth and excellent supplies revenue growth. Excellent office color revenue growth reflected continued excellent placements of the Document Centre ColorSeries 50, the industry's first color-enabled digital multi-function product and good revenue growth from our Phaser line of laser and solid ink networked printers. Office revenues represented 41 percent of first quarter 2001 revenues compared with 38 percent in the 2000 first quarter.

Small Office/Home Office (SOHO) revenues include inkjet printers and personal copiers sold through indirect channels in North America and Europe. SOHO revenues declined 25 percent (24 percent pre-currency). Modest inkjet revenue growth reflected modest shipment growth due to weak market conditions and very aggressive competitive equipment pricing only partially offset by strong supplies growth. Monochrome revenues in this segment declined reflecting customers' strong preference for color. SOHO revenues represented 3 percent of first quarter 2001 revenues compared with 4 percent in the 2000 first quarter.

Developing Markets Operations (DMO) includes operations in Latin America, Russia, India, the Middle East and Africa. (2000 revenues included China prior to the December, 2000 sale of that operation to Fuji Xerox) First quarter 2001 revenue declined significantly in Brazil from the 2000 first quarter reflecting reduced equipment placements, an increased competitive environment and lower prices as the company focused on reducing inventory. Revenue declined throughout Latin America due to some weaker economies and our decision to focus on cash and profitable revenue generation rather than market share. Revenue in Mexico declined as it continues to implement its own turnaround plan. The Middle East and Africa had strong revenue growth in the first quarter and Russia had excellent revenue growth.

Revenue By Type

The pre-currency growth rates by type of revenue are as follows:

                                          2000                        2001
                         Q1       Q2       Q3       Q4       FY        Q1

Equipment Sales           5%      (5)%     (9)%    (19)%     (9)%     (15)%

All Other Revenues        6        2        4        -        3        (1)

     Total Revenues       6%      (1)%     (1)%     (9)%     (2)%      (6)%

2000 pre-currency revenue growth includes the beneficial impact of the January 1, 2000 acquisition of the Tektronix, Inc. Color Printing and Imaging Division

First quarter 2001 equipment sales declined 15 percent from the first quarter 2000 reflecting a reduced rate of decline from the much higher fourth quarter decline (fourth quarter 2000 decline was 21 percent excluding the beneficial impact of the CPID acquisition).

All other revenues, including revenues from service, document outsourcing, rentals, standalone software, supplies, paper and finance income, represent the revenue stream that follows equipment placement. All other revenues in the 2001 first quarter declined one percent, an improvement compared to the 4 percent decline in the 2000 fourth quarter (excluding the beneficial impact of the CPID acquisition in 2000). All other revenues benefited from 18 percent growth in document outsourcing. Revenues were adversely impacted by lower year-over-year service revenues reflecting the recent trend of lower equipment sales and more aggressive pricing and continue to be adversely affected by the page volume impact of distributed printing and pages diverted from copiers to printers. First quarter 2000 revenues included approximately $40 million of licensing and standalone software revenues.

Document Outsourcing revenues are split between Equipment Sales and all other revenues. Where document outsourcing contracts include revenue accounted for as equipment sales, this revenue is included in Equipment Sales, and all other document outsourcing revenues, including service, equipment rental, supplies, paper, and labor, are included in all other revenues. Document Outsourcing, excluding equipment sales revenue, grew 18 percent in the 2001 first quarter. The backlog of future estimated document outsourcing revenue grew to $9.3 billion in the 2001 first quarter, an increase of 13 percent from the 2000 first quarter.

Key Ratios and Expenses

The trend in key ratios was as follows:

                                     2000                        2001
                      Q1      Q2      Q3      Q4      FY          Q1

Gross Margin        41.3%   40.2%   36.1%   33.7%   37.8%       33.5%

SAG % Revenue       27.3    28.1    30.4    33.1    29.8        27.7%

The gross margin declined by 7.8 percentage points in the 2001 first quarter from the 2000 first quarter and 0.2 percentage points from the 2000 fourth quarter. Approximately 2 percentage points of the year over year gross margin decline reflected weak Production results. An additional 2 percentage points of the decline was due to weak performance in Developing Markets. In addition, lower manufacturing productivity as we reduced inventory, competitive pricing pressures and unfavorable transaction currency adversely impacted results.
The 2000 first quarter gross margin benefited by approximately 0.5 percentage points from increased licensing and stand-alone software revenues associated with the licensing of a number of patents from our intellectual property portfolio.

Selling, administrative and general expenses (SAG) declined 7 percent (5 percent pre-currency) in the 2001 first quarter reflecting initial benefits from our Turnaround Program cost reduction efforts partially offset by higher bad debt provisions. SAG includes $92 million in bad debt provisions in the 2001 first quarter which is $15 million higher than the 2000 first quarter, equally split between North America and Europe. In the 2001 first quarter SAG represented 27.7 percent of revenue compared with 27.3 percent in the 2000 first quarter and 33.1 percent in the 2000 fourth quarter.

Research and development (R&D) expense was essentially unchanged in the 2001 first quarter from the 2000 first quarter as we continue to invest in technological development, particularly color, to maintain our position in the rapidly changing document processing market. Xerox R&D remains technologically competitive and is strategically coordinated with Fuji Xerox.

Worldwide employment declined by 4,300 in the 2001 first quarter to 88,200 primarily as a result of employees leaving the company under our restructuring programs.

Other, net was $136 million versus $99 million in 2000. Increases in net non-financing interest expense of $57 million and individually insignificant increases in various other expense items of approximately $40 million were offset by $41 million of net currency gains resulting from the remeasurement of unhedged foreign currency-denominated assets and liabilities and $22 million of mark-to-market gains recorded as a result of the new accounting required under FAS 133. Due to the inherent volatility in the foreign currency markets, the company is unable to predict the amount of any such mark-to-market gains or losses in future periods.

On March 30, 2001 the company completed the sale of half of its stake in Fuji Xerox Co., Ltd. to Fuji Photo Film Co., Ltd. for approximately $1.3 billion, resulting in a pre-tax gain of approximately $769 million. The company's ownership interest in Fuji Xerox decreased to 25 percent while Fujifilm's ownership interest increased to 75 percent. The company will retain significant rights as a minority shareholder and all product and technology agreements between Xerox and Fuji Xerox will continue, ensuring that the two companies retain uninterrupted access to each other's portfolio of patents.

During the fourth quarter of 2000 we announced a Turnaround Program in which we outlined a wide-ranging plan to sell assets, cut costs and strengthen our strategic core. We announced plans that were designed to reduce costs by at least $1.0 billion annually, the majority of which will affect 2001. As part of the cost cutting program, we continue to take additional charges for finalized initiatives under the Turnaround Program. At the same time we adjusted our balances for reserves recorded for the original March, 2000 reserve program
based on actual results.   As a result of these actions, in the first quarter
of 2001 we provided an incremental $105 million pre-tax of reserves necessary to complete our open initiatives under both of these plans. We expect additional provisions will be required in 2001 as additional plans are finalized. The restructuring reserve balance for both these programs at March 31, 2001 amounted to $244 million.

Income Taxes, Equity in Net Income of Unconsolidated Affiliates and Minorities' Interests in Earnings of Subsidiaries

Income (Loss) before income taxes was $524 million in the 2001 first quarter including gains from the Fuji Xerox sale and the restructuring provision. Excluding these items, the loss before income taxes was $140 million in the 2001 first quarter. The 2000 first quarter loss of $349 million included a $625 million restructuring provision and $27 million CPID of in-process research and development charges. Excluding these items, the first quarter 2000 income before taxes was $303 million.

The effective tax rate, including the tax provision on the Fuji Xerox sale and the tax benefit related to the additional net restructuring provision, was 71.8 percent in the 2001 first quarter. Excluding these items, the 2001 first quarter tax rate was 42.0 percent compared to 31.0 percent in the 2000 first quarter. For the full year 2000, the underlying effective tax rate was 38.0 percent due to higher than anticipated losses in a low-tax rate jurisdiction, partially offset by favorable resolution of tax audits. The increase in the underlying effective tax rate from 38.0 percent to 42.0 percent in 2001 is due primarily to continued losses in a low-tax rate jurisdiction.

Equity in net income of unconsolidated affiliates is principally our 50 percent share of Fuji Xerox income. Total equity in net income declined by $2 million in the 2001 first quarter from the first quarter 2000. Our share of total Fuji Xerox net income of $3 million in the 2001 first quarter decreased by $3 million from the 2000 first quarter.

In March 2001, we retired $122 million of long-term debt through the exchange of 15.5 million shares of common stock valued at $94 million. The retirements resulted in an after tax extraordinary gain of $17 million or 2 cents per share ($28 million pre-tax) and a net equity increase of approximately $111 million.

In January 2001 certain put options were net cash settled for $28 million. Funds for this net cash settlement were obtained by selling 5.9 million unregistered shares of our common stock for proceeds of $28 million. No other put options are currently outstanding.

First quarter 2001 Adjusted Average Shares Outstanding for our diluted EPS calculation increased by approximately 115 million shares from the 2000 first quarter. Approximately 11 million of the average share increase reflects the issuance of shares during the first quarter for the cash settlement of equity put options and the retirement of debt. The remainder of the increase reflects share dilution resulting from the application of the "if converted" methodology in the calculation of our diluted EPS for the Preferred Shares held by our 1989 Employee Stock Ownership Plan. This methodology requires us to assume conversion of the preferred shares into common stock when computing our diluted EPS. Normally, the conversion assumes that each preferred share is converted into six common shares as long as our common stock price is above the $13 per share floor price. The increase of approximately 96 million shares in this quarter also reflects the conversion of the 8 million ESOP Preferred Shares at the quarterly average share price of approximately $7 per share. The increase in the number of shares diluted EPS by approximately $0.02 per share during the quarter.

We adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, as of January 1, 2001. Upon adoption of SFAS 133 we recorded a net cumulative after-tax loss of $2 million in the first quarter Income Statement and a net cumulative after-tax loss of $19 million in Accumulated Other Comprehensive Income. The adoption of SFAS 133 is expected to increase the future volatility of reported earnings and other comprehensive income. In general, the amount of volatility will vary with the level of derivative and hedging activities and the market volatility during any period.

During the first quarter, the net effect from the mark-to-market valuation of our interest rate derivatives recorded in earnings was not material. With respect to our currency derivatives, the majority of the mark-to-market valuations partially offset the remeasurement gains and losses of the underlying foreign currency assets and liabilities and are included in Other, net. However, the accounting required under SFAS 133 for certain cross currency interest rate derivatives did result in a net gain of $22 million and is also included in Other, net.

The $21 million gain on affiliate's sale of stock in 2000 reflected our proportionate share of the increase in equity of Scansoft Inc. (NASDAQ:SSFT) resulting from Scansoft's issuance of stock in connection with an acquisition. This gain was partially offset by a $5 million charge reflecting our share of Scansoft's write-off of in-process research and development associated with this acquisition, which is included in Equity in net income of unconsolidated affiliates.

Financial Information Unaudited

The SEC is continuing its investigation into Mexican accounting issues and other accounting matters. The company is continuing to fully cooperate with the investigation. The company cannot predict when the SEC will conclude its investigation or its outcome.

On April 2, 2001, Xerox announced that the filing of its year 2000 10-K report would be delayed in connection with an internal review commenced during the last week of March 2001 by the company's Audit Committee in cooperation with the company's auditors, KPMG. Xerox and its Audit Committee have concluded that the fuller review was appropriate in light of the previously disclosed investigation by the Securities and Exchange Commission. KPMG has advised the company that it believes that such fuller review is needed for it to satisfy its auditing responsibilities, and that it will work with the Audit Committee to complete the review as quickly as possible although no fixed time frame has been established.

This earnings release and financial review of Xerox Corporation ("Xerox") includes consolidated financial data and information for Xerox for the quarter ending March 31, 2001 ("Financial Information") which has been prepared by the management of Xerox on a basis consistent with prior practice. The Financial Information has not been audited or passed upon by Xerox's outside auditors. The Financial Information is subject to the outcome of this internal review and completion of the 2000 audit.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words "anticipate," "believe," "estimate," "expect," "intend," "will" and similar expressions, as they relate to us, are intended to identify forward-
looking statements.   Actual results could differ materially from those
projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company's Form 8-K being filed today with the SEC. We do not intend to update these forward-looking statements.

For additional Information contact:

Leslie F. Varon
Director, Investor Relations
203-968-3110
Leslie.Varon@usa.xerox.com

Timothy J. Fogal
Manager, Investor Relations
203-968-3489
Timothy.J.Fogal@usa.xerox.com

800 Long Ridge Road
Stamford, Connecticut 06904
Fax (203) 968-3944
www.xerox.com/investor